Exhibit 10.7

FOURTH AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

This Fourth Amendment is made and entered into as of August 22, 2007 (the “Fourth Amendment Effective Date”) by and between THE REGENTS OF THE UNIVERSITY OF COLORADO, a body corporate, having its principal office at 1800 Grant Street, 8th Floor, Denver, CO 80203 (hereinafter “University”) and ARCA Discovery, Inc., a Delaware corporation having its principal office at 1200 17th Street, Suite 620, Denver, CO 80202 (hereinafter “Licensee”).

WITNESSETH

WHEREAS, the parties entered into an Exclusive License Agreement on October 14, 2005 (as previously amended, the “License Agreement”); and

WHEREAS, the License Agreement was subsequently amended on June 23, 2006, July 20, 2006 and July 19, 2007; and

WHEREAS, the July 20, 2006 amendment granted Licensee a one year option for an exclusive license to, among others, the ERK1/2 patent rights owned by University, and provided for an [ * ] for patent rights licensed after 60 days from July 20, 2006; and

WHEREAS, the parties further amended the License Agreement to extend the option period for the ERK1/2 patent rights to [ * ]; and

WHEREAS, Licensee has indicated its desire to exercise its option with respect to the ERK1/2 patent rights and desires that such ERK1/2 patent rights be included in the Patent Rights and University desires to have the ERK1/2 patent rights developed and commercialized to benefit the public and is willing to grant such exercise of the option rights; and

WHEREAS, the parties agree that the economic terms set forth in Appendix C of the License Agreement constitute commercially reasonable terms for the ERK1/2 patent rights;

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1. DEFINITIONS

1.01	Any defined terms not defined herein shall have the same meaning as defined in the License Agreement.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

1 of 3

ARTICLE 2. GRANT OF LICENSE

2.01	The following intellectual property shall be included under the Patent Rights in Appendix A of the License Agreement as a New Invention: CU Disclosure made by Dr. Carmen Sucharov entitled “[ * ]” (hereinafter “CU1403H Disclosure”) and related PCT application [ * ], filed [ * ] and entitled “[ * ].”

2.02	CU1403H Disclosure shall be subject to all of the rights and obligations, including but not limited to, the payment of milestones and royalties and all patent costs and expenses as enumerated in the License Agreement.

ARTICLE 3. ACQUISITION FEES

3.01	Licensee shall pay [ * ] to University within ten (10) business days of the Fourth Amendment Effective Date.

ARTICLE 4. PERFORMANCE MILESTONES

4.01	The following Performance Milestones shall, with respect to the CU1403H Disclosure Invention only, be substituted for the Performance Milestones in Appendix E of the License Agreement:

a. On or before July 1, 2008, Licensee shall deliver to University a business plan that communicates the Licensee’s product development and marketing (strategic, tactical and financial) plans for the CU1403H Disclosure Invention. This document shall include forecasts showing the funds, personnel and time budgeted and planned for development of any Licensed Product(s) and Licensed Process(es) incorporating the CU1403H Disclosure Invention. Licensee shall provide similar reports or updates, as the case may be, to University on [ * ].

b. Licensee agrees that if any particular patent application or issued patent that is a part of the CU1403H Disclosure Patent Rights is not developed, sublicensed, being diligently used in research and development, or being diligently pursued for commercialization, within eighteen (18) months of the Fourth Amendment Effective Date, Licensee shall relinquish all rights to that portion of the Patent Rights to University without additional compensation, credit or refund of any amounts paid.

ARTICLE 5. MISCELLANEOUS

5.01	Except as expressly amended by this Fourth Amendment, all provisions of the License Agreement shall remain in full force and effect.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

2 of 3

5.02	This Fourth Amendment shall be governed by and construed in accordance with the laws of the State of Colorado.

5.03	The provisions and clauses of this Fourth Amendment are severable, and in the event that any provision or clause is determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability will not in any way affect the validity or enforceability of the remaining provisions and clauses hereof.

IN WITNESS WHEREOF the parties hereto have caused this Fourth Amendment, which is effective on the Fourth Amendment Effective Date, to be executed in duplicate by their respective duly authorized officers.

UNIVERSITY:		LICENSEE:

The Regents of the University of Colorado		ARCA Discovery, Inc.

By:	David Allen	By:	Christopher Ozeroff
Title:	Assoc. V.P., Technology Transfer	Title:	EVP Business Development & GC
Date:	October 11, 2007	Date:	October 25, 2007

3 of 3